                                                                   EXHIBIT 10.12

                          TECHNOLOGY LICENSE AGREEMENT


THIS AGREEMENT, dated as of the 23rd day of October , 1991, by and between RAMTRON CORPORATION ("Ramtron"), a Delaware, USA, corporation having its principal office at 1850 Ramtron Drive Colorado Springs, Colorado 80921, United States of America and Racom Systems Inc. ("Licensee"), a Delaware USA corporation having its principal office at ____________________________________.

                                    RECITALS

A. Ramtron has developed and owns certain confidential and proprietary thin-film ferroelectric technology with minimum physical dimensions of
    1.2 microns utilizing a storage cell comprised of two transistors and two capacitors which, when applied to a separate base semiconductor technology, can be used for the manufacture and production of nonvolatile, random access semiconductor memory devices.

B. Licensee desires to acquire a license to use the Ferroelectric Technology in order to manufacture and sell Ferroelectric RF/ID Products, and Ramtron is willing to grant such a license to Licensee subject to the terms of this Agreement.

C.  Ramtron is a wholly-owned subsidiary of Ramtron International
    Corporation ("RIC"), a Delaware, USA, corporation having the same principal office as Ramtron.

NOW, THEREFORE, in consideration of the recitals and the mutual covenants contained herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Ramtron and Licensee hereby agree as follows:

ARTICLE I             Definitions

When used in this Agreement, the following terms have the following meanings:

1.1 "Affiliate" means any enterprise, whether a corporation, unincorporated association, joint venture, partnership or otherwise in which a person or corporation, any holding company or subsidiary of such corporation, or any holding company or subsidiary of such holding company, participates directly or indirectly and in relation to such enterprise, such person, corporation or any such holding company or subsidiary has the power to appoint the management thereof, or control the majority of votes at a general meeting.

1.2 "Ferroelectric Technology" means the technology referred to in Recital A and all patents, semiconductor chip or circuit Layout rights, copyrights, utility models, designs, confidential or other proprietary rights and applications or rights for registration therefor, processes, formulae, drawings, trade secrets, know-how, technical data and other information relevant to the design and manufacture of "Ferroelectric RF/ID Products" (as hereinafter defined) based on the Technology referred to in Recital A made or developed by Ramtron as of the date of this Agreement together with the Improvements.

1.3 "RF/ID Product" means a device remotely powered by electromagnetic waves or sound waves in which data can be retained in such device and/or altered using electromagnetic waves or sound waves without electrical or physical contact; this includes a device containing a microprocessor, commonly known as a "smart card." RF/ID Product does not include random access non-contact memory cards whose primary application is data storage, not identification.

1.4  "Ferroelectric RF/ID Products" means RF/ID Products that
     Monolithically Incorporate the Ferroelectric Technology and have a memory capacity of no more than 256-kilobits.

1.5 "Improvements" means all improvements, enhancements and developments to the Ferroelectric Technology, processes and materials for use therein, made by Ramtron or its Affiliates prior to June 30, 1996, or to which Ramtron or its Affiliates may be entitled or may become entitled prior to June 30, 1996. "Improvements" shall not include any such improvements, enhancements and developments: (a) if Ramtron or any of its Affiliates, as the case may be, are expressly prohibited from making same available to Licensee pursuant to a bona fide contract with a third party; and (b) unless they have been reduced to commercial practice, or are capable of imminent reduction to commercial practice by Ramtron, its Affiliates or Licensee.

1.6 "dollars" or "$" means United States currency unless otherwise specified.

1.7  "Technology License" has the meaning set forth in Section 2.1.

1.8  "Effective Date" means date of this Agreement.

1.9 "Net Sales" means the total of all gross amounts Licensee invoices or charges purchasers or licensees or otherwise receives, whether from purchasers or licensees for or with regard to the sale, license or other transfer for value of Ferroelectric RF/ID Products in integrated circuit or wafer form that are Manufactured By (or manufactured on behalf of Licensee by any sublicensee or subcontractor) Licensee, less costs of insurance incident to transportation and shipping charges, excise taxes and customs duties, allowances for actual returns and uncollectible accounts. Should Licensee sell such Ferroelectric RF/ID Products in combination with other components or equipment, then the calculation of Net Sales shall be based on the price normally charged by Licensee for such Ferroelectric RF/ID Products when separately invoiced or priced or if no such separately invoiced or priced sales of such Ferroelectric RF/ID Products have been made, then the calculation of Net Sales shall be based on the price which Licensee would charge for such Ferroelectric RF/ID Products in an arm's-length commercial sale transaction for cash. "Net Sales" shall not include any amount which Licensee invoices or charges purchasers or licensees or otherwise receives from purchasers or licensees with regard to products purchased by Licensee pursuant to the Supply Agreement of even date between the parties or any similar agreement which may be entered into between the parties or their Affiliates from time to time.

 1.10 "Royalty Period" means a period of three (3) months ending on the last day of March, June, September and December of each year this Agreement is in effect referred to in Section 2.4, following the expiration of the immediately preceding Royalty Period.

 1.11 "Royalty Year" means each period comprised of each consecutive set of four (4) Royalty Periods.

 1.12 "FRAM Product" means a random access semiconductor memory device utilizing Ramtron's thin-film ferroelectric technology.

 1.13 "Monolithically Incorporate" means all electronic functions are contained in a single integrated circuit.

 1.14 "Manufactured By" means RF/ID products manufactured by Licensee or for or on behalf of Licensee by any person other than Ramtron or any of its Affiliates.

ARTICLE II              Technology License and Fees

 2.1  Grant of License

      (a) Upon the terms and subject to the conditions of this Agreement, Ramtron hereby grants to Licensee a worldwide, nonexclusive, nontransferable, right and license to use the Ferroelectric Technology in the design, manufacture, sale, lease and distribution of Ferroelectric RF/ID Products (the "Technology License"). The Technology License may not be used by Licensee for any purpose other than those specifically stated in this
           Section 2.1.

      (b) With respect to Ramtron's grant of licenses subsequent to the date or this Agreement other than to the Licensee, Ramtron may, in its sole discretion, restrict such licenses to preclude the use of the Ferroelectric Technology in the design, manufacture, sale, lease or distribution of Ferroelectric RF/ID Products by including provisions with the following intent:

           "Notwithstanding any other provision of this license, the licensee acknowledges to Ramtron that the right to use the Ferroelectric Technology in the design, manufacture, sale, lease or distribution of Ferroelectric RF/ID Products is expressly excluded from the rights conferred on the licensee hereunder and the licensee is expressly prohibited from using the Ferroelectric Technology in the design, manufacture, sale, lease and distribution of Ferroelectric RF/ID Products."

(c) In the event that Ramtron does not restrict such licenses as described above and such licensee or any of its Affiliates commercially sells Ferroelectric RF/ID Products on or before December 31, 1996, then, subject to Subsection (f) below, Licensee shall be entitled to give written notification to Ramtron requiring either that: (i) if Licensee has paid to Ramtron the Additional License Fee pursuant to Section 2.2.1(b), then Ramtron shall pay to Licensee the sum of TWO MILLION DOLLARS ($2,000,000) within thirty (30) days after receiving the notification; or (ii) if Licensee has not paid to Ramtron the Additional License Fee pursuant to Section 2.2.1(b), then Ramtron shall cancel the Additional License Fee referred to in Section 2.2.1(b) Ramtron and Licensee hereby acknowledge that the payment of TWO MILLION DOLLARS ($2,000,000.00) or alternatively the cancellation of the Additional License Fee shall constitute Licensee's sole and exclusive right in such event and such amount represents a genuine pre-estimate of the liquidated damages likely to be suffered by the Licensee as a result of commercial sales of Ferroelectric RF/ID Products by such other licensee or its Affiliates.

(d) Ramtron acknowledges that there is no restriction imposed upon Seiko Epson Corporation or Deutsche ITT Industries GWBH ("ITT") pursuant to licenses granted by Ramtron to such parties to exploit the Ferroelectric Technology under License Agreement dated 2 March, 1989 and 1 June, 1988, respectively, as amended from time to time. In the event that either of Seiko Epson Corporation or ITT or any of their respective Affiliates commercially sells Ferroelectric RF/ID Products on or before June 30 1996, then, subject to Subsection (f) below, Licensee shall be entitled to give written notification to Ramtron requiring either that: (i) if License has paid to Ramtron the Additional License Fee pursuant to Section 2.2. 1 (b) , then Ramtron shall pay to the Licensee the sum of ONE MILLION DOLLARS ($1,000,000.00) within thirty (30) days after receiving the notification; or (ii) if Licensee has not paid to Ramtron the Additional License Fee pursuant to Section 2.2.1(b), then Ramtron shall reduce the Additional License Fee referred to in Section 2.2.1(b) by the sum of ONE MILLION DOLLARS ($1,000,000.00). Ramtron and Licensee hereby acknowledge that the payment of ONE MILLION DOLLARS ($1,000,000.00) or alternatively the reduction of the Additional License Fee by, ONE MILLION DOLLARS ($1,000,000.00) shall constitute Licensee's sole and exclusive right in such event and such amount represents a genuine estimate of the liquidated damages likely to be suffered by the Licensee as a result of commercial sales of Ferroelectric RF/ID Products by both or any of Seiko Epson Corporation, ITT or their Affiliates.

     (e) Neither Ramtron nor any Affiliate of Ramtron shall manufacture, sell, lease or distribute either Ferroelectric RF/ID Products or semiconductor components that Ramtron "knows" are intended to Monolithically Incorporate RF/ID Products and the Ferroelectric Technology to any company other than Licensee; nor shall it directly enter into the RF/ID Product business except pursuant to its owner-ship interest in Licensee. As used herein, "knows" shall mean the actual acknowledge of Ramtron or any Affiliate of Ramtron and Ramtron shall have no obligation to make affirmative inquiry of any persons other that Ramtron's employees and employees of Ramtron's Affiliates regarding the intended use of any such Ferroelectric RF/ID Products or semiconductor components that it manufactures sells, leases, or distributes.

     (f) Notwithstanding anything contained in this Agreement or elsewhere to the contrary:

         (i) Licensee shall be entitled to the remedies set forth in Subsection (c) above only once, that is, only with respect to the first such additional licensee who commercially sells Ferroelectric RF/ID Products on or before December 31 1996, and Licensee shall not be entitled to the referenced payment or cancellation of the Additional License Fee with respect to additional licensees, regardless of number;

         (ii) Licensee shall be entitled to the remedies set forth in Subsection (d) above only once, that is, only with respect to commercial sales of Ferroelectric RF/ID Products on or before June 30 1996 by the first of Seiko Epson Corporation, ITT or their respective Affiliates, and not by each of such parties; and

         (iii) The amount of any payment or cancellation of the Additional License Fee to which Licensee may be entitled under Subsection
               (c) above shall be reduced (but not below zero) by the amount of any payment or debt forgiveness to which Licensee may be entitled, or may have received, under Subsection (d) above, and vice versa, such that the maximum aggregate amount of payments and/or debt forgiveness to which Licensee is or may be entitled under Subsection (c) and (d) above shall not exceed TWO MILLION DOLLARS ($2,000,000) in any event.

     2.2 License Fees. For and in consideration of Ramtron's grant to Licensee of the Technology License:

   2.2.1 Licensee shall pay the following non-refundable initial and additional license fees to Ramtron:

          (a) INITIAL LICENSE FEE. Licensee shall pay an initial license fee to Ramtron of TWO MILLION DOLLARS ($2,000,000.00) ("Initial License Fee") on or before October 30, 1991; provided that Ramtron shall credit against the payment of this Initial License Fee the Option Payment made by Licensee to Ramtron pursuant to
               Section 2 of the Option Agreement entered into by the parties as of October 16, 1991.

          (b) ADDITIONAL LICENSE FEE. Licensee shall pay an additional license fee to Ramtron of TWO MILLION DOLLARS ($2,000,000.00) ("Additional Licensee Fee") on or before the later to occur of
               (i) June 30 1993 or (ii) the date on which Ramtron notifies Licensee that Ramtron has sold, to at least three (3) customers of Ramtron, qualified Ramtron FRAM Product that have a memory capacity of at least 64-kilobits.

    2.2.2 Licensee shall issue to Ramtron, at no additional cost to Ramtron, such quantity of shares as Ramtron shall be entitled to receive pursuant to the provisions of that certain Shareholders Agreement of even date herewith between Ramtron, Intaq International Limited, Licensee and AWA Limited.

2.3 Royalties. As additional consideration the grant of the Technology License, Licensee agrees to pay to Ramtron for the period from the Effective Date through to June 30 1996, royalties equal to two percent (2%) of the Net Sales earned by Licensee from the sale, license or other of transfer for value of Ferroelectric RF/ID Products Manufactured By Licensee during each Royalty Period. Thereafter, Licensee shall similarly pay Ramtron royalties but at the reduced rate of one percent (l%) of Net Sales. This section shall not apply to products purchased by Licensee pursuant to the Supply Agreement of even date between the parties or any similar agreement which may be entered into between the parties from time to time.

2.4 Certification of Royalties. Licensee shall, on or before 30 April, July 31, October 31 and January 31 in each year during which royalties are payable under this Agreement furnish to Ramtron a statement, certified by a financial officer of Licensee, concerning the Net Sales by or on behalf of Licensee of Ferroelectric RF/ID Products Manufactured By Licensee during the preceding Royalty Period in sufficient detail to permit the computation of the royalties due for such Royalty Period, and shall accompany such statement by payment, in immediately available dollar funds, of the royalties due according to that statement. On or before the last day of the first three month period following the end of each Royalty Year, Licensee shall furnish to Ramtron a comparable statement, certified by an internationally, recognized firm of independent certified public accountants, certifying the Net sales by or on behalf of Licensee of Ferroelectric RF/ID Products Manufactured By Licensee during the preceding Royalty Year.

     Licensee shall accompany such statement by payment in immediately available United States dollar funds of any amounts due to Ramtron for such preceding Royalty Year.

2.5 Dispute Regarding Royalties. In the event of any dispute regarding the amount of any royalty payment allegedly due under or pursuant to this Agreement, the parties shall agree in commercial good faith on and appoint an internationally recognized firm of independent certified public accountants, who shall audit the books and records of Licensee and determine the amount, if any, of the disputed royalty payment or payments, which determination shall be final and legally binding on the parties for all purposes of this Agreement. If the parties are unable to agree on such a firm of independent certified public accountants, such a firm shall be appointed by the Chairman, President or the highest officer at such time of the American Institute of Certified Public Accountants. Ramtron and Licensee shall pay fifty percent (50%) of the cost of any audit conducted pursuant to this Section 2.5.


ARTICLE III           Technical Materials and Assistance.

3.1 Technical Materials. Each of Licensee and Ramtron shall furnish and provide to the other reasonable technical assistance, materials information and data reasonably necessary for the exploitation of the Technology License, to the extent it shall be reasonably necessary for the other party's performance of its obligations undertaken in this Agreement, provided, unless otherwise agreed, that all costs and expenses, including salary, employee benefits, travel and lodging of such personnel, and support staff shall be paid in advance by the party receiving such benefit or reimbursed immediately upon presentation to the recipient of appropriate documentation evidencing the other party's having paid or incurred such costs or expenses as a result of such assistance.

3.2 Assistance. Ramtron shall at the request of Licensee and a Ramtron's expense (to be agreed from time to time), provide up to two (2) of Ramtron's personnel for no more than one (1) year to assist Licensee in the transfer of the Ferroelectric Technology to Licensee for Licensee's manufacture of Ferroelectric RF/ID Products. However, in the event that such Ramtron employees shall be required to travel to Licensee's premises, Licensee shall pay all travel and travel related costs of such Ramtron employees. For a period of three (3) years from the Effective Date of the Technology License, Ramtron agrees to receive and to educate and train personnel of Licensee at Ramtron's principal plant or facility in the United States. The number of persons to be received for such education and training sessions shall not exceed two (2) at any one time, and the number and frequency of such sessions shall be determined by Ramtron in good faith based upon its experience in such matters. Such Licensee personnel shall not at any time be considered to be Ramtron's employees and the salaries, employee benefits, travelling and living costs and expenses and all other costs of the attendees of such training sessions shall be borne by and shall be the sole responsibility of Licensee. In the event that any employee of Licensee shall be assigned to Ramtron's premises or any employee of Ramtron shall be assigned to Licensee's premises under this Section 3.2, the sending party shall be responsible for any and all liability of any type whatever to any other person, firm or entity arising from any direct or indirect action or inaction relating to the carrying out of his/her duties under the terms of the assignment. The sending party shall cause such employees to be covered by its liability insurance policy or policies. Whether or not any action or inaction of any such employee is covered by insurance, the sending party shall hold harmless and indemnify the other party against and from all losses, claims, damages, liabilities, obligations or expenses (including attorneys' fees, court costs and costs of investigation) incurred by the receiving party or to which it may become subject as a result of any action or inaction relating to the carrying out of the said employee's duties while assigned to the receiving party.

3.3  Scheduling.  All services of the parties to be provided pursuant to this
     Article III shall be scheduled and conducted so as not to interfere unreasonably with the normal course of their businesses. In determining and carrying out such activities, the parties shall act towards each other in commercial good faith, with a view toward minimizing the respective cost to each party of carrying out such activities. The parties acknowledge that the costs incurred by Ramtron in furtherance of its obligations under this
     Article III are anticipated to be incidental in nature and amount.

3.4 Supply of Information. From time to time during the period commencing from the date of this Agreement through June 30 1996, Licensee may request in writing that Ramtron provide to Licensee specific information developed by Ramtron or any Affiliate in relation to the Ferroelectric Technology and relevant to the design, manufacture, sale, lease and distribution of Ferroelectric RF/ID Products. Each such written request by Licensee shall specify in detail the particular information that is sought. If Licensee does not itself have sufficient knowledge to specify in detail the particular information that is sought, Licensee shall be entitled to request information of a particular description. Ramtron shall consider each such request and if Ramtron determines, in its reasonable discretion, that the requested information is (i) sufficiently developed toward commercial use or application and (ii) relevant to the design, manufacture, sale, lease and distribution of the Ferroelectric RF/ID Products; and (iii) able to be provided to Licensee by Ramtron or such Affiliate in the ordinary course of business, then Ramtron shall provide such information to Licensee within forty-five (45) days after Ramtron's receipt of the specific request therefor. Any such information that is provided by Ramtron to Licensee shall be deemed to be licensed by the Technology License. All such information furnished by Ramtron or any Affiliate to Licensee pursuant to this Section 3.4 shall remain confidential to Ramtron and such Affiliate. Ramtron and such Affiliate shall retain for itself and for the benefit of all other Affiliates the right to utilize or furnish to others such information in any way whatsoever, subject to the terms of this Agreement.

ARTICLE IV             Nontransferability, of Technology License.

4.l Nontransferability. Except as provided in Sections 4.2 and 4.4, the Technology License may not be assigned, sublicensed, subdivided or transferred in any way whatsoever by Licensee without Ramtron's prior written consent, such consent to be within Ramtron's sole discretion. Notwithstanding the preceding sentence, if Licensee desires to sublicense the Technology License to third parties (but not more than one third party at any time) for subcontract manufacturing purposes only, Ramtron shall not unreasonably withhold its consent provided that Licensee ensures that such sublicense does not result in the transfer to such third parties of any rights or information not needed by such third parties in order to perform subcontract manufacturing for Licensee. Notwithstanding the prior sentence, Licensee may not sublicense the Technology License for subcontract manufacturing purposes to those entities, or parties related to such entities or their Affiliates, identified on Attachment 1, attached hereto and incorporated herein by this reference without Ramtron's prior written consent, such consent to be within Ramtron's sole discretion.

4.2 Ramtron hereby consents to the grant of a sub-license of the type contemplated by section 4.1 to AWA Microelectronics Pty Limited. In addition, Ramtron hereby consents to the grant of a sub-license of the type contemplated by Section 4.1 to any one of those entities, or parties related to such entities, identified on Attachment 2, attached hereto and incorporated herein by this reference, without Ramtron's prior written consent provided, however, that the parties hereto acknowledge and agree that at least thirty (30) days prior to each anniversary of the Effective Date hereof, the parties shall revise the list set forth on Attachment 2 for the immediately following year, such that the list of parties set forth on Attachment 2 to this Agreement shall be reviewed and revised on or prior to each anniversary of the Effective Date of this Agreement.

4.3 Change in Control. For purposes of this Agreement and the Technology License, any of the following events shall be deemed to be an attempted transfer of the Technology License and shall be subject to the provisions of this Agreement including, but not limited to, the provisions of Sections
     4.4 and 8.3;

     (a) A "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting shares of Licensee and is entitled to exercise more than 25% of the total voting power of all outstanding voting shares of Licensee (including any voting shares that are not then outstanding of which such person or group is deemed the beneficial owner unless such "person" or "group' was entitled to exercise more than 25% of such total voting power as of the Effective Date; or

     (b) Any consolidation of Licensee with, or merger of Licensee into, any other entity, any merger of another entity into Licensee, or any sale or transfer of all or substantially all of the assets of Licensee to another entity (other than a merger which does not result in any reclassification conversion, exchange or cancellation of outstanding shares of Licensee or a merger which is effected solely to change the jurisdiction of incorporation of Licensee).

     This Section shall not apply to any shares issued by Licensee in accordance with the provisions of the Shareholders Agreement a copy of which is Exhibit "C" to the Option Agreement between the parties.

4.4 Transfer by Change in Control. Licensee may not transfer the Technology License by any of the events described in Section 4.3 without Ramtron's prior written consent, such consent not to be unreasonably withheld, notwithstanding the prior sentence, Licensee may not transfer the Technology License so those entities, or parties related to such entities, identified in Attachment 1 without Ramtron's prior written consent, such consent to be within Ramtron's sole discretion.

ARTICLE V            Disclaimers of Warranty and Limitations of Liability.

5.1 Reliance on Disclaimers and Limitations. The license fees for the Technology License, and the substance of the other rights and duties of Licensee and Ramtron in this Agreement, have been negotiated in reliance on, and are based upon the applicability and enforceability of, the disclaimers, warranties and limitations of liability contained in this
     Article V.

5.2 DISCLAIMER OF WARRANTY. EXCEPT AS SPECIFICALLY PROVIDED IN THIS ARTICLE V, RAMTRON MAKES NO WARRANTIES TO LICENSEE OR TO ANY OTHER PARTY BY VIRTUE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER, AND RAMTRON EXPRESSLY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED OR ARISING BY USAGE OF TRADE, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND LICENSEE UNCONDITIONALLY ACCEPTS
     SUCH DISCLAIMER LICENSEE SHALL NOT MAKE OR PASS ON TO ITS CUSTOMERS (WHOLESALE OR RETAIL) OR SUBLICENSEES ANY WARRANTY OR REPRESENTATION ON BEHALF OF PAYMENT.

5.3 Limitation of Liability for Termination. Notwithstanding anything contained in this Agreement or under applicable law to the contrary, in no event shall Ramtron be liable for any indirect, special, incidental or consequential damages, including, without limitation, loss of business, income or profits, resulting from Ramtron's termination of this Agreement, whether or not Ramtron has been advised of the possibility, of such damages arising in any way out of the termination of this Agreement. Without limiting the generality of the foregoing, Licensee assumes all risks arising out of or relating to its inability to meet any commitments made to and/or perform any agreements entered into with any customer (wholesale or retail) of Licensee in the event of any termination by Ramtron of this Agreement. Provided, however, that nothing contained in this Section 5.3 is intended to disclaim or waive any rights that Licensee may have against Ramtron with respect to actual and direct damages suffered by Licensee as a result of the breach of this Agreement or the wrongful termination of this Agreement by Ramtron and provided further that nothing contained in this Section 5.3 shall prejudice or restrict Licensee's right and entitlement to also terminate this Agreement in the event of any breach of this Agreement by Ramtron.

ARTICLE VI            Protection of the Ferroelectric Technology.

6.1 Patents, Copyrights and Intellectual Property. Ramtron shall at its own cost obtain such patent, copyright or similar registration or intellectual property protection of the Ferroelectric Technology throughout the world as is reasonable having regard to: the relative cost thereof; the benefit of the protection obtained; and all other relevant circumstances. Upon request by Licensee, Ramtron shall provide Licensee a list of all issued patents pertaining to the Ferroelectric Technology.

6.2 Patent and Other Applications. From time to time during the term of this Agreement, but no less frequently than once each calendar quarter, Ramtron shall provide to Licensee, insofar as Ramtron lawfully may, a general description of each application for any patent copyright, utility, model, design, circuit layout or semiconductor chip protection filed by Ramtron or any Affiliate anywhere in the world during the immediately preceding calendar quarter on any invention, work, design, circuit layout or mask or other aspect of the Ferroelectric Technology relating to the design or manufacture of Ferroelectric RF/ID Products and licensed under this Agreement. Licensee may, within sixty (60) days of receipt of such information from Ramtron, request in writing that Ramtron or such Affiliate allow an officer or employee of Licensee to visit the premises of Ramtron or such Affiliate for the purpose of reviewing a copy of any such application that Licensee designates in such notice. Thereafter, Ramtron or its Affiliate shall allow such officer or employee of Licensee access to the facilities of Ramtron or such Affiliate at reasonable times and upon reasonable notice for the sole purpose of reviewing a copy of any such application; provided, however, that the officer or employee of Licensee shall not be permitted to make or take copies of all or any portion of such application without the express written consent of Ramtron or such Affiliate. If, after any such review by Licensee, Licensee determines that the invention disclosed by any such application may or would be useful to Licensee in connection with the manufacture and sale of Ferroelectric RF/ID Products, then Licensee may, within sixty (60) days after its review of any such application, request in writing that Ramtron or its Affiliate file a corresponding application in any country in which Licensee exercises or intends to exercise any of the rights granted herein or in which such application or an analogous application is fileable. Ramtron shall, or procure that such Affiliate shall, insofar as it lawfully may, comply with any such request; provided, however, that if Ramtron, in its reasonable discretion, determines that any such filing may impair or affect any pending applications filed by Ramtron or any Affiliate with respect to a particular invention, or may impair or affect the ability of Ramtron or such Affiliate to file any additional applications or registrations in any other jurisdiction in the future, then Ramtron and such Affiliate shall not be required to comply with any such request.

     If Ramtron or any Affiliate does file a companion application in any jurisdiction at the request of Licensee, then Licensee shall bear the full costs (including government fees, taxes, charges and the like and associated charges for attorneys' services) for such application and the issuance and maintenance of any resulting registration. Any application so filed at Licensee's expense, as well as any other registrations relating to the Ferroelectric Technology relevant to the manufacture of Ferroelectric RF/ID Products applied for or taken out by Ramtron or any Affiliate shall be included in the Technology License granted in Article 2.1 hereof. If Licensee fails to pay any costs payable by it hereunder when due, such failure shall constitute a breach of and default under this License, subject to the terms and provisions of Section 8.2 hereof.

6.3 Notice of Infringement. Each of Ramtron and Licensee shall promptly advise the other in writing of any claim, action, lawsuit, or proceeding threatened, made, or brought against them or either them for infringement of a patent issued to a third party, or for violation of a third party's patent trade secret, or other intellectual property right based in any instance upon Licensee's use of the Technology License, or Licensee's sale, lease, or distribution of Ferroelectric RF/ID Products or based in any instance upon Ramtron or any of Ramtron's licensees or Affiliates of which Ramtron knows, use of the Ferroelectric Technology as the case may be.

6.4 Infringement by Ferroelectric Technology. In the event that the Ferroelectric Technology is, or in the reasonable judgement of Ramtron, is likely to become the subject of any legal action based in whole or in part on a claim that the Ferroelectric Technology infringes the proprietary rights of any person, Ramtron may reasonably demand that Licensee cease to use the Technology License and that Licensee cease to sell, lease and distribute Ferroelectric RF/ID Products utilizing the allegedly infringing Ferroelectric Technology until and unless there is a final judgement or other final resolution establishing Ramtron's right to continue licensing the Ferroelectric Technology. In the event that Licensee fails to cease to use the Technology License or fails to cease selling, leasing and distributing Ferroelectric RF/ID Products utilizing the allegedly infringing Ferroelectric Technology promptly upon such demand by Ramtron, Licensee shall indemnify and hold Ramtron harmless against any and all costs and expenses ( including reasonable attorneys' fees) paid or payable by Ramtron as a result of Licensee's failure to promptly cease such activities. Notwithstanding anything else contained herein to the contrary, the failure by Licensee to cease use of the Technology License and the selling, leasing and distributing of Ferroelectric RF/ID Products shall not constitute a breach of or default under this Agreement. However, in the event of any such failure by Licensee, Ramtron shall be entitled to require Licensee to provide, and Licensee shall provide to Ramtron, reasonable security for Licensee's indemnification obligation to Ramtron as a result of Licensee's continued use of the Technology License and/or manufacture, lease or sale of the Ferroelectric RF/ID Products. Ramtron shall have control of the defense of such claim, action, lawsuit, or proceeding, and shall pay the costs thereof (except any cost of the Licensee's associated attorneys, if any); and Licensee shall assist Ramtron, at Ramtron's cost and expense, in the defense of any such claim, action, lawsuit, or proceeding. Licensee shall have the right to be represented by an attorney at its own expense in any such controversy.

6.5 Indemnification by Ramtron. Ramtron shall, at its own expense, indemnify, defend, and hold harmless Licensee from and against any cost, liability, loss, or expense arising from any actual or alleged infringement by Licensee or any patent, trademark, copyright, or other intellectual property right of any third party provided that: (i) such alleged infringement is attributable solely to the Ferroelectric Technology and does not arise from the use of such Ferroelectric Technology as a part of or in combination with any other devices or parts; (ii) such alleged infringement does not arise from any portion or aspect of a Ferroelectric RF/ID Product that was designed or specified by Licensee or any consultant to or representative of Licensee (other than Ramtron); (iii) Licensee gives Ramtron immediate notice in writing of any such suit and permits Ramtron, through counsel of its choice, to answer the charge of infringement and defend such suit; (iv) such cost, liability, loss, or expense does not result from Licensee's failure to promptly cease use of the Ferroelectric Technology and sale, lease, and distribution of Ferroelectric RF/ID Products after notification by Ramtron in accordance with Section 6.4 above; and (v) Licensee gives Ramtron all the needed information, assistance, and authority, at Ramtron's expense, to enable Ramtron to defend such suit. Notwithstanding anything else contained in this Section 6.5 or elsewhere this Agreement to the contrary, in no event shall Ramtron's total payments in respect of liability to Licensee hereunder, whether or not the result of more than one actual or alleged infringement, exceed the aggregate amounts paid by Licensee to Ramtron pursuant to Section 2.3 hereof, provided, however that if the aggregate amount of such cost, liability, loss, or expense incurred by Licensee exceeds the aggregate amounts paid by Licensee to Ramtron pursuant to Section 2.3 hereof, then the Licensee shall be entitled to offset any such excess against subsequent amounts owed or owing by Licensee to Ramtron pursuant to
     Section 2.3 hereof. THIS SECTION 6.5 STATES RAMTRON'S TOTAL LIABILITY AND RESPONSIBILITY, AND LICENSEE'S SOLE REMEDY FOR ANY ACTUAL OR ALLEGED INFRINGEMENT OF ANY PATENT, TRADEMARK, COPYRIGHT, OR OTHER INTELLECTUAL PROPERTY RIGHT BY THE FERROELECTRIC TECHNOLOGY LICENSED HEREUNDER, OR ANY PART THEREOF. THIS SECTION 6.5 IS IN

     LIEU OF AND REPLACES ANY OTHER EXPRESSED, IMPLIED, OR STATUTORY WARRANTY AGAINST INFRINGEMENT. IN NO EVENT SHALL RAMTRON BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM ANY SUCH INFRINGEMENT.

6.6 Indemnification by Licensee. Licensee shall, at its own expense, indemnify, defend, and hold harmless Ramtron from and against any cost, liability, loss, or expense arising from any actual or alleged infringement by Licensee, or any Affiliate, of any patent, trademark, copyright, or other intellectual property right of any third party, provided that: (i) such alleged infringement is not attributable solely to the Ferroelectric Technology; (ii) Ramtron gives Licensee immediate notice in writing of any such suit and permits Licensee, through counsel of its choice, to answer the charge of infringement and defend such suit; and (iii) Ramtron gives Licensee all the needed information, assistance, and authority, at Licensee's expense, to enable Licensee to defend such suit. In the case of a final award of damages in any such suit, Licensee shall pay such award but shall not be responsible for any settlement made without its prior written consent. THIS SECTION 6.6 STATES LICENSEE'S TOTAL LIABILITY AND RESPONSIBILITY, AND RAMTRON'S SOLE REMEDY (EXCEPT TO THE EXTENT SET FORTH IN SECTION 6.4 HEREOF), FOR ANY ACTUAL OR ALLEGED INFRINGEMENT OR ANY PATENT, TRADEMARK, COPYRIGHT, OR OTHER INTELLECTUAL PROPERTY RIGHT BY THE FERROELECTRIC RF/ID PRODUCTS, OR ANY PART THEREOF. THIS SECTION 6.6 IS IN LIEU OF AND ANY REPLACES ANY OTHER EXPRESSED, IMPLIED, OR STATUTORY WARRANTY AGAINST INFRINGEMENT, EXCEPT AS SET FORTH IN SECTION 6.4 HEREOF. IN NO EVENT SHALL LICENSEE BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM ANY SUCH INFRINGEMENT.

6.7 Infringement by Third Party. Upon becoming aware of any material infringement by a third party or any of the rights covered by this Agreement, each party shall promptly notify the other party of such infringement. After receipt of notice of such infringement, Ramtron shall have the right, in its sole discretion, either to (i) assert a claim, action, lawsuit or legal proceeding on its own behalf and/or on behalf of Licensee in which Ramtron shall be entitled to all awards and recoveries resulting directly from, and shall be responsible for any and all costs and expenses arising out of, such claim, action, lawsuit or proceeding or (ii) determine not to assert any claim, lawsuit, legal proceeding or action of any kind against the alleged infringer. In the event that Ramtron elects not to assert any claim, lawsuit, legal proceeding or action of any kind against the alleged infringer, then Ramtron shall, if requested by Licensee in writing, permit and authorize Licensee to assert a claim, action, lawsuit or legal proceeding against the alleged infringer, in which case, Licensee shall be entitled to any and all awards and recoveries resulting directly from, and shall be responsible for any and all costs and expenses arising out of, such claim, action, lawsuit or legal proceeding; provided, however, that in such event, if at any time after Licensee has commenced any claim, action, lawsuit or legal proceeding against the alleged infringer, Ramtron elects to join in such proceeding, then Licensee shall take all actions necessary to allow Ramtron to formally join in such proceeding and, thereafter, Ramtron shall have the right to participate in and direct and control any such action or proceeding, and Ramtron shall be responsible for any and all further costs and expenses arising after the commencement of Ramtron's participation in any such claim, action, lawsuit or legal proceeding; provided further that notwithstanding any intervention by Ramtron in any such proceeding, Licensee shall be entitled to any and all awards and recoveries resulting directly from such proceeding, after reimbursing Ramtron for all actual out-of-pocket costs and expenses incurred by Ramtron in connection with such proceeding. Notwithstanding the foregoing, Licensee shall be entitled to commence and join in any proceedings to recover any losses or damage suffered by Licensee on its own account, provided Licensee shall bear all the costs and expenses of so doing.


ARTICLE VII       Confidentiality.

7.1 Confidentiality. The parties agree with each other to keep strictly confidential and not without the prior written consent of the other parties to disclose to any person or entity any information whatever which is part of or which relates to the Ferroelectric Technology, Ferroelectric RF/ID Products or Ramtron FRAM Products, and each party further agrees to bind in a manner so as to be legally enforceable, its employees, agents, consultants, advisors and representatives to such confidentiality, including without limitation as to such disclosures as may be necessary for the parties performance of their obligations and enjoyment of their rights under this Agreement, and otherwise as the relevant other party may consent to in writing.

7.2 Marking of Documents and Materials. In furtherance, but not in limitation, of the provisions of Section 7.1, each party shall use its reasonable endeavors to cause all written materials and other physical documents and materials of all types relating to or containing information of or about the Ferroelectric Technology, Ferroelectric RF/ID Products or Ramtron FRAM Products to be plainly marked to indicate the secret, proprietary and confidential nature thereof and to prevent the unauthorized use or reproduction thereof, directly or indirectly.

7.3 Indemnification. Without limitations of any other right, remedy or benefit accruing to either party under this Agreement or by law, each party shall indemnify the other party fully for all damages caused by any unauthorized disclosure or use of any information intended to be kept secret confidential and proprietary in accordance with this Article VII by such party or its representatives, employees, agents, consultants, sublicensees, etc.

7.4 Survival. This Article VII shall survive the expiration or earlier termination of this Agreement and of the Technology License and shall remain in effect for so long as the Ferroelectric
     Technology is being used or Ramtron FRAM Products are being manufactured, anywhere in the world.

7.5 Public Domain. The provisions of this Article VII shall not apply to any information that the party can demonstrate by written evidence was in the public domain through no unlawful action or omission by such party or obtained from third parties not bound by law or confidentiality agreements to maintain the confidentiality thereof.

7.6 Obligations to Disclose. This Article VII shall not prohibit the parties from disclosing under legally enforceable obligations any information required to be disclosed to any governmental authorities and shall not prohibit the parties from disclosing general financial and technical information in order to obtain funding or other financial advantages from any authority or institution or corporation or for the relevant party to exercise its rights and perform its obligations in respect of the Technology License or to otherwise carry on its business in the ordinary course. Nothing contained in this section shall entitle Licensee to transfer or assign the Ferroelectric Technology or the Technology License.

7.7  Trademark. Licensee shall have right to utilize Ramtron's
     FRAM trademark. Ramtron makes no representation, warranty or covenant of any type whatsoever regarding such trademark.

ARTICLE VIII                 Terms and Termination.

8.1 Expiration. This Agreement and the Technology License shall remain in full force and effect from the Effective Date until termination under this Article VIII. Unless terminated earlier, this Agreement and the Technology License shall terminate on the date of the expiration of the last to expire of any effective rights protecting the material part of the Ferroelectric Technology as it relates to the Ferroelectric RF/ID Products anywhere in the United States, Canada, the countries of the European Economic Community, Japan, South Korea, Taiwan, China, Hong Kong, Singapore, Australia and New Zealand whether by applicable law of patents, trade secrets or other equivalent applicable legal protection of proprietary business know-how and technology.

8.2 Termination for Breach. In the event of a material breach or default by a party in the performance of its respective duties, obligations or undertakings set forth in this Agreement, the other party shall have the right to give written notice to the defaulting party, notifying such party of the specific breach or default involved and, if within ninety (90) days after such notice the defaulting party shall not have remedied or commenced diligently to remedy the breach or default and thereafter prosecute such remedy to completion within a commercially reasonable time, the aggrieved party shall have the right in addition to any other right, remedy or benefit it may have under this Agreement or applicable law, to terminate this Agreement and the Technology License upon five (5) days written notice to the defaulting party and effective upon the fifth (5th) day after the giving of such termination notice, this Agreement and the Technology License shall be terminated without any further act or writing whatever.

8.3 Termination By Ramtron. Notwithstanding any other provision of this Agreement and in addition to any other right, remedy or benefit Ramtron may have under this Agreement or applicable law, Ramtron shall have the unconditional right to terminate this Agreement and the Technology License effective immediately, if:

     (a) Licensee fails or refuses to: (i) pay to Ramtron on the date due any payment provided to be made to Ramtron in accordance with Sections 2.2.1(a) or 2.2.1(b); or (ii) issue shares to Ramtron in accordance with Section 2.2.2; or (iii) pay to Ramtron within thirty (30) days of written demand after the due date thereof for any royalties due hereunder provided, however, nothing in this subparagraph shall be construed to relieve Licensee of its liability to pay to Ramtron the Initial License Fee or Additional License Fee if such is due and payable and royalties on all Ferroelectric RF/ID Products Manufactured By Licensee and sold, leased or otherwise transferred by Licensee prior to or after the date of such termination in accordance with this Agreement.

     (b) At any time Licensee is adjudged by a court of law to be bankrupt or insolvent, or files petition in bankruptcy or an answer admitting the material facts recited in such petition if filed by another, or is put or decides to go into dissolution or liquidation, or otherwise discontinues its business, makes an assignment for the benefit of its creditors or enters into any other general arrangement with its creditors, becomes insolvent, or has a trustee, receiver or custodian of any kind appointed to administer any substantial amount of its property, or is placed or enters into any comparable situation under the laws of any other nation, or any state or province in which its operations may be conducted, or otherwise seeks to take advantage any bankruptcy or insolvency statute now or hereafter in effect in any such location; or

     (c) Licensee purports to assign, subdivide, sublicense or transfer in any way whatsoever the Technology License in contravention of the provisions of this Agreement.

     (d) Licensee uses or attempts to use the Technology License in the manufacture, sale, lease, distribution or transfer of any type whatsoever of a product or application which does not involve a Ferroelectric RF/ID Product.

     8-4 Termination By Licensee. Notwithstanding any other provision of this Agreement and in addition to any other right, remedy or benefit Licensee may have under this Agreement or applicable law, Licensee shall have the right and option in its sole discretion to terminate this Agreement and Technology License without payment of any penalty and without incurring any obligation to pay royalties after the effective date of such termination if, with respect of Ferroelectric RF/ID Products or the Ferroelectric Technology, any order is made or given in any proceedings which are commenced against Licensee or Ramtron having the effect of restraining or impairing the exercise of the Technology License or any of the Licensee's material rights under this Agreement.

8.5 Effects of Termination. Upon termination of this Agreement and the Technology License for whatever reason:

     (a) The rights under the Technology License and all intellectual property and other rights granted to Licensee under this Agreement shall immediately revert to, and vest in, Ramtron and absolutely no interest whatever in any of such rights, in whole or in part shall thereafter remain in Licensee or any of its subcontractors, agents, employees or shareholders, or any person or entity in any way affiliated with, or related to, Licensee. Accordingly, from the date of said termination such rights, and any of them, may not, and they shall not, be exercised in any way, in whole or in part, by Licensee or any person or entity with whom Licensee shall have entered into any agreement or understanding relating in any way to the Technology License or any of the rights granted to Licensee under this Agreement whether or not such agreement or understanding shall have been approved by Ramtron unless Licensee has lawfully acquired or is lawfully able to use such rights.

     (b) Except and to the extent that Licensee has lawfully acquired or is lawfully able to exercise such rights, Licensee shall cease forthwith the manufacture, sale and distribution of the Ferroelectric RF/ID Products under the Technology License and not use further, except as herein provided, and return to Ramtron specifications, data sheets, drawings, designs, photographs, photostats, negatives, undeveloped film, tape recordings and other electronic records, writing in any language and any other documents or materials furnished to Licensee or otherwise obtained by Licensee from Ramtron, including without limitation any and all notes and written or electronic transcriptions on any part of the Ferroelectric Technology and any and all similar materials in any way, in whole or in part, based thereof, as well as any and all similar materials which in any way contain, reflect or relate to any of the Ferroelectric Technology.

     (c) Licensee shall offer in writing to Ramtron the right to purchase any or all Ferroelectric RF/ID Products which are unsold at the time of such termination. The price for such goods to Ramtron shall not be less favorable than the price offered to third parties. If Ramtron does not accept any such offer within seven
          (7) days following receipt then it shall be deemed to have declined same.

8.6 Sale of Stock. Notwithstanding the provisions of Section 8.5, after termination of this Agreement and the Technology License, Licensee shall be entitled to sell existing units of Ferroelectric FF/ID Products which are in Licensee's stock on the date of such termination, if any, but only to existing customers of Licensee as of the date of termination. Royalties shall be payable on any such sales in accordance with Article II of this Agreement.

8.7  Survival.  Articles V, VI, VII, X and sections 8.5, 8.6, 12.3,
     12.5 and 12.10 of this Agreement shall permanently survive any termination or expiration of this Agreement.

ARTICLE IX              Governmental Requirements.

9.1 Compliance With Laws. In performing their respective duties hereunder and in carrying out their activities under the Technology License, the parties shall comply with all applicable laws, regulations procedures, ordinances and rulings of any governmental authority having jurisdiction over Licensee Ramtron, Licensee's use of the Technology Licensee or Licensee's design, manufacture, use, sale, lease or distribution of Ferroelectric RF/ID Products.

9.2 Exports. Without limitation of any other provision of this Agreement, Licensee shall not, without receiving the prior authorization of the United States Office of Export Administration or other appropriate governing body exercising controls over exports and re-exports of United States goods and technical data, export or re-export directly or indirectly any technical data included in Ferroelectric RF/ID products or the Ferroelectric Technology to any country or area forbidden to such exports under United States law or regulation.

9.3 Governmental Approvals. Licensee shall use its best efforts, with the cooperation of Ramtron, to obtain any necessary approval of this Agreement by any governmental authorities having jurisdiction over Licensee's activities pursuant to this Agreement and to obtain the consent of any governmental to the remittance of payments under this Agreement in accordance with its terms, in the event that any such consent should become necessary.

ARTICLE X               Payments and Taxes.

10.1 Payments. Any and all payments of every kind which may be payable by Licensee under the terms of this Agreement shall be paid in immediately available funds in United States dollars to Ramtron or at such bank as Ramtron may from time to time designate in writing to Licensee.

10.2 Taxes. Any and all taxes (including withholding taxes payable in correction with Sections 2.2 or 2.3 to any country other than the United States), duties, excises and imposts (other than income or profits taxes, except for withholding taxes, assessed or imposed directly an Ramtron alone and based solely on Ramtron's income) payable with respect to any sums due under this Agreement to

          Ramtron shall be borne and discharged by Licensee and no part thereof shall be deducted from the amounts otherwise payable under any provision of this Agreement, all of said amounts to be net, free and clear of any and all deductions under any and all conditions whatever.

ARTICLE XI            Assignment By Ramtron.

11.1 Assignment by Ramtron Licensee hereby consents to an assignment by Ramtron to RIC of this Agreement and Ramtron's rights and obligations arising hereunder, provided that RIC agrees to be bound by all of the terms of this Agreement and the Ferroelectric Technology has been assigned to RIC.

ARTICLE: XII              Miscellaneous.

12.1 Successors and Assigns and Binding Effect. The rights and benefits of the parties under this Agreement shall accrue to, and run in favor of, each party's successors and assigns. The rights and obligations of the parties under this Agreement shall be binding upon their respective successors and assigns.

12.2 Assignments. Except as provided in Articles IV and XI and notwithstanding the provisions of Section 12.1, no Party shall make or purport to make any assignment, transfer or conveyance, in whole or in part, of its rights and obligations under this Agreement without the prior written consent of the other party such consent to be within the other party's sole discretion.

12.3 Governing Law. This Agreement shall take effect under, be construed and enforced according to, and be governed by the laws in force in the State of Colorado, USA, without reference to conflict of laws principles, and subject to section 12.10, the parties irrevocably submit to the personal and exclusive jurisdiction and venue of the Colorado state courts of El Paso County.

12.4 Severability. The provisions of this Agreement are severable. If any provision or part of this Agreement shall be held by any court or other official body of competent jurisdiction to be invalid of unenforceable for any reason, the remaining provision or parts hereof shall continue to be given effect and shall bind the parties hereto unless the unenforceability or illegality has the consequences of substantially altering the respective rights and obligations of the parties hereto.

12.5 No Partnership or Other Relationship Created. The parties are not, nor shall any party hold itself out to be, the partner, agent, joint venturer, employee or independent contractor of the other for and purpose whatever, nor shall any legal or fiduciary relationship between them, other than as may be explicitly provided in this Agreement, exist by virtue of this Agreement. No party shall be or become liable for any representation, act or omission of the other as a consequence of this Agreement and no party is authorized to create any such liability on behalf of the other. This Agreement is not for the benefit of any third party and shall not of itself be deemed to give any right or remedy to any third party for any purpose whatever.

12.6 Waivers. Any waiver exercised under any provision of this Agreement shall not be deemed a general waiver with respect to any other provision of this Agreement, and no failure to exercise and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof, except where specified to the contrary herein, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or of any other right, power or privilege. The rights and remedies provided herein are, and shall be interpreted to be, cumulative and not exclusive of any other rights provided by law or otherwise.

12.7 Notices. All notices permitted or required to be given to the parties of this Agreement shall be in writing and delivered personally or sent by certified or registered airmail (return, receipt required, postage prepaid), by air freight (return requested), or by telefax or telex (with receipt acknowledgement requested) addressed to the respective parties at its usual and principal place of business. Such notices shall be deemed to have been effectively given and received on the day of delivery if delivered personally, or, if by telegram, telecopy, telex, or air freight, on the next day following the sending of such notice by telegram, telecopy, telex, or air freight provided this receipt shall have been acknowledged, and of mailed, on the seventh (7th) business day following such mailing.

12.8 Entire Agreement. This Agreement contains the entire and only agreement of licensee and Ramtron with respect to the Technology License and supersedes entirely any and all other agreements either oral or written between the parties with respect thereto, and each of Licensee and Ramtron acknowledge that it has no claims against the other under or arising from any prior understanding or document. No agreement, statement or promise relating to the subject matter of this Agreement which is not contained herein shall be valid or binding.

12.9 Changes or Amendment. Any change, revision, termination or attempted waiver of any of the provisions contained in this Agreement shall not be binding unless in writing and signed by the part against whom the same is sought to be enforced. This Section may only be waived in writing. This Agreement shall be amended or supplemented only by written instrument duly executed by or on behalf of the parties hereto, and if and when so supplemented or amended shall include all such supplements and any amendments.

12.10 Arbitration. Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Colorado Springs, Colorado under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with those rules. The arbitrator will apply Colorado law to the merits of any dispute or claim, without reference to conflict of law principles. The arbitration and all pleadings and written evidence shall be in the English language. Judgement on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for temporary or preliminary injunctive relief without breach of this arbitration provision.

12.11 Attorney's Fees. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement, including but not limited to a controversy settled by arbitration the prevailing party shall be entitled to recover from the losing party reasonable expenses, including attorneys' fees and costs.

12.12 Force Majeure. If the performance by any party of any of its obligations under this Agreement shall be in any way prevented, interrupted, or hindered as a result of any force majeure, including, without limitation, war, civil disturbance, strike or other labor disturbance, lockout, legislation or restriction of any governmental or other authority, fire, unavailability of materials or finished goods, delay of carriers or any other similar circumstances (other than financial difficulties) beyond the reasonable control of such party, the obligations of the party contested shall be wholly or partially suspended during the continuance and to the extent of such prevention, interruption or hinderance, provided however, that local commercial availability of materials or finished goods shall not alone constitute force majeure for purposes hereof if such materials or finished goods are otherwise (even if it is at a higher cost) available. A party unable to perform timely its obligations under this Agreement due to any of the foregoing reasons must take all reasonable steps to remedy its nonperformance or delay its performance with the lesser possible delay and by doing whatever may reasonably be done to mitigate the adverse effect of its nonperformance upon the other party of this Agreement.

12.13 Headings. The headings of the Sections of this Agreement have been inserted for convenience or reference only and shall in no way affect the interpretation of any of the terms or conditions of this Agreement.


IN WITNESS WHEREOF, the undersigned parties to this Agreement have enacted this document as of the date and year first above written.

          "RAMTRON"                              "LICENSEE"
      RAMTRON CORPORATION                    RACOM SYSTEMS, INC.


   By:  /s/ George J. Stathakis            By:   /s/ [illegible]
      -----------------------                 ---------------------
  Its: George J. Stathakis                 Its:  /s/ [illegible]
      -----------------------                 ---------------------
      Chief Executive Officer
0843G

                                ATTACHMENT I

IBM
TEXAS INSTRUMENTS
MOTOROLA
INTEL
MICRON TECHNOLOGIES
NEC CORPORATION
HITACHI CORPORATION
TOSHIBA
FUJITSU
MATSUSHITA ELECTRICAL INDUSTRIAL CO.  LTD.
MITSUBISHI ELECTRIC CORPORATION
OKI SEMICONDUCTOR
SONY CORPORATION
SAMSUNG
LUCKY GOLDSTAR
DAEWOO
TAIWAN SEMICONDUCTOR
NMB SEMICONDUCTOR CO.  LTD.
SIEMENS
SGS-THOMSON
PHILIPS
NATIONAL SEMICONDUCTOR



                                   ATTACHEMENT II


To be advised.